EXHIBIT 11
                                                                      ----------

                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                           National Datacomputer, Inc.
          Statement recomputation of net income (loss) per common share



                                                                           December 31,          December 31,
                                                                              2001                  2000
                                                                           -----------           -----------
Net loss, as reported                                                      $(1,038,644)          $  (187,525)

Preferred stock preference items:

Warrant

Discount inherent in conversion terms of Series C convertible preferred stock upon issuance

Discount inherent in conversion terms of Series D convertible preferred stock upon issuance

Discount inherent in conversion terms of Series E convertible preferred stock upon issuance

Discount inherent in conversion terms of Series F
          convertible preferred stock upon issuance                        $      --             $      --

Interest on Series B, C, D and F convertible preferred stock               $  (269,625)          $  (304,005)
                                                                           -----------           -----------

Total preferred stock preference item                                      $  (269,625)          $  (304,005)

Net loss attributable to common stockholders                               $(1,308,269)          $  (491,530)

Weighted average shares outstanding:

A. Shares attributable to common stock outstanding                           9,282,232             4,527,144
                                                                           -----------           -----------

Weighted average shares outstanding                                          9,282,232             4,527,144
                                                                           ===========           ===========

Net loss per share                                                         $     (0.14)          $     (0.11)
                                                                           ===========           ===========